Exhibit 99.2

April 18, 2005

Mr. Michael Grubb

[address]

Dear Michael:

I’m pleased to confirm that you have been promoted to the position of Senior Vice President and Chief Technology Officer. Congratulations on this well-deserved promotion.

You will continue to report directly to me. Your new base compensation will be $205,000 per annum effective April 25, 2005. In addition, your incentive compensation at 100% of “plan” will be $50,000. Earned incentive compensation will be paid on a yearly basis, based on your achievement of approved performance targets that are mutually developed by the two of us. These targets will include measures of corporate, business unit and individual performance.

Stock Options

You will be awarded a stock option grant of 100,000 options, which has been approved by the Board. The stock administrator will contact you to obtain your signature on your stock option agreement. Your stock option grant will vest over 4 years of active employment with a vesting commencement date of April 25, 2005. You will vest monthly in increments equal to 1/48 of the grant award.

Accelerated Vesting

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If during the term of your employment, there is a “Change of Control” event and (1) you are terminated without “cause” (as defined below) by the surviving corporation within twelve months after the Change of Control, or (2) you voluntarily resign for “good reason” (as defined below) within twelve months after the Change of Control, then one-half (1/2) of the Option Shares shall vest and become immediately exercisable, except that if there are fewer than one-half (1/2) of the Option Shares unvested, then all remaining unvested Option Shares shall vest and become immediately exercisable.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of 6 months of your then-current annual base salary and 50% of your incentive compensation (at 100% of “plan”). In each case, the severance payment will be payable in one lump sum within five (5) business days of the termination, provided that you execute a mutually agreeable release agreement in connection with your employment and termination.

Solely for the purpose of the severance provisions herein, and the provisions regarding accelerated vesting below, “cause” shall mean that you:

•	are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any unlawful act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•	fail to consistently perform your material duties to the Company in good faith and to the best of your ability; provided, however, that the company shall not be permitted to terminate you pursuant to this clause unless it has first provided you with written notice and an opportunity to cure such failure.

•	willfully disregard or fail to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance provisions herein, and the provisions regarding accelerated vesting below, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant reduction in your job duties or a reduction in your cash compensation of more than 10%, or (ii) a change in your job location of more than 50 miles from its previous location.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this letter, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and return it to Cindy Telford in HR.

Sincerely,

/s/ David Hills
David Hills
Chief Executive Officer

Accepted and agreed to by:

/s/ Michael Grubb
Michael Grubb
Date: April 19, 2005